Adam Green

2724 Tom Miller St.

Austin TX 78723

Joseph Bianco, Chairman

DigiPath, Inc.

6450 Cameron St.

Las Vegas, NV, 89118

Dated: February 1, 2016

Sir:

This letter sets forth our agreement relative to consulting services provided to DigiPath, Inc. (“DGP” or “Client”) by the undersigned (“AG” or “Consultant.”)

As full compensation for such Services, the Client shall pay Consultant the amounts set forth on Exhibit A attached hereto, payable as provided in Exhibit A. The Client shall reimburse Consultant for expenses incurred by Consultant in connection with the performance of Consultant’s Services hereunder within 15 days after proof of such expenses is delivered to Client.

Consultant acknowledges that Consultant will provide services hereunder as an independent contractor, and that nothing in this Agreement shall be deemed to constitute Consultant and the Client as joint venturers, partners or participants in an unincorporated business or other separate entity, nor in any manner to create any employer-employee relationship between the Client on the one hand, and Consultant on the other hand.

If Consultant becomes privy to confidential information regarding the Client, Consultant must treat such information as confidential and refrain from disclosing any such information to anyone including a subsequent client for Consultant’s consulting services or employer, in accordance with the terms of this agreement. “Confidential Information” shall mean all information or material proprietary to the Client or designated by the Client as proprietary or confidential, which Consultant may obtain knowledge about or access to through or as a result of Consultant’s relationship with the Client (including without limitation all information conceived, originated, discovered or developed in whole or in part by Consultant). Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to practice or to writing in preliminary, intermediate or final form): financial condition, operations, assets and liabilities, business plans, research, development plans, processes, procedures, intellectual property, trade secrets, market research, marketing techniques and plans, business strategies, customer names and other information related to customers, price lists, pricing policies and other financial information. Notwithstanding the foregoing, Consultant’s confidentiality obligations do not extend to information which (i) is or becomes generally known to companies engaged in the same or similar businesses as the parties hereto on a non-confidential basis, through no wrongful act of Consultant; (ii) is lawfully obtained by Consultant from a third party without any obligation to maintain the information proprietary or confidential; (iii) is known by Consultant prior to disclosure hereunder without any obligation to keep it confidential; or (iv) is compelled by law (e.g. by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to be disclosed.

Both during and after Consultant’s contractual relationship with the Client, Consultant agrees not to use Confidential Information for any purpose other than in conjunction with Consultant’s work hereunder. Consultant agrees to protect the Confidential Information from disclosure to anyone other than other than the Client’s employees and approved contractors and representatives, if any, who have a business-related need to have access to such Confidential Information in connection with the purposes of this Agreement. Nothing contained in this Agreement is intended to equate “Confidential Information” as defined herein, with “Inside Information” as that term is defined by Federal or State Securities laws.

Consultant warrants that he will, to the best of his knowledge, comply with all applicable federal, state, county and local laws, ordinances, regulations and codes in the provision of services under this Agreement. Consultant agrees to hold the Client harmless and defend and indemnify the Client against any liability that the Client sustains or incurs in connection with any claim or suit alleging (i) that Consultant’s services provided hereunder fail to comply with applicable federal, state, county or local laws, ordinances, regulations and codes as noted above, or (ii) that materials provided by Consultant to the Client in connection with such services infringe any proprietary rights of others or applicable law; provided Consultant are given notice and reasonable assistance in defending the claim or action.

Client hereby indemnifies Consultant against all claims liabilities damages or costs, including without limitation reasonable attorney’s fees, arising from any action taken by Consultant in the good faith performance of duties pursuant hereto, provided that such claim does not result from the knowing and intentional malfeasance of Consultant.

If the Parties believe that this letter accurately sets forth their agreement, please so indicate by signing below.

DIGIPATH, INC.		ADAM GREEN

By:	/s/ Joseph Bianco	By:	/s/ Adam Green
	Joseph Bianco, Chairman		Adam Green

Exhibit A—Services; Compensation

This Exhibit A is attached to, and made a part of, the Letter Agreement dated as of February 1, 2016 by and between Digipath, Inc. and Adam Green.

Services. For a period of three months from the date hereof, consultant will assist client in the identification and analysis of potential acquisition targets in certain Western states where the sale and/or growing of medical and/or recreational marijuana is legal, or where it is expected that such legalization will occur in the near future. Consultant will report directly to the Chairman of Digipath, Inc.

Compensation. As full payment for the services described above, Client shall pay to AG 100,000 shares of its common stock, registered by means of form S-8, as soon as is practicable subsequent to the date hereof. In the event that this agreement is extended by mutual consent of both parties after three months from the date hereof, further compensation and/or success bonuses or fees (in the event that an acquisition is completed) will be negotiated in good faith between the parties.